Exhibit 10.1
February 23, 2024
Mr. Christopher E. Kubasik
Chair and Chief Executive Officer
c/o L3Harris Technologies, Inc.
1025 W. NASA Boulevard
Melbourne, FL 32919

    re:    Non-Change in Control Termination Protection

Dear Chris:

This letter agreement (the “Agreement”) memorializes our recent discussions regarding your termination protection arrangements with L3Harris Technologies, Inc. (the “Company”), in light of the recent expiration of your termination protection period pursuant to the terms of your November 5, 2018 letter agreement with L3 Technologies, Inc. (the “Prior Agreement”). Capitalized terms used herein without definition have the meanings assigned to such terms under the Company’s Executive Change in Control Severance Plan (the “CIC Plan”).
In the event of your Qualifying Termination during a CIC Termination Period, you shall be entitled to severance and other termination benefits pursuant to the terms of the CIC Plan and your applicable equity award agreements, in lieu of the payments and benefits described in this Agreement. However, in the event of your Qualifying Termination that occurs outside of a CIC Termination Period and prior to March 31, 2028 (such period, the “Non-CIC Protection Period”), then you shall be entitled to receive the cash payments and health benefits described in Section 3(a) of the CIC Plan (subject to the terms and conditions set forth therein regarding timing of payments and the execution and non-revocation of a Release), except that (i) your applicable “Severance Multiple” shall equal 2 instead of 3 and (ii) in lieu of the pro-rata Target Bonus payment described in Section 3(a)(ii) of the CIC Plan, you shall remain entitled to receive a pro-rata portion of your Annual Incentive Award for the year of termination at the time such Annual Incentive Award would normally be paid based on actual corporate and financial performance for the full year (with pro-ration based on the number of days you were employed during such year, and without application of any discretionary adjustments for individual performance).
Additionally, in the event of your Qualifying Termination during the Non-CIC Protection Period, any equity awards granted to you by the Company on or following February 23, 2024 shall be entitled to the following minimum vesting protection (without limiting any further enhanced vesting protection that you might otherwise be entitled to under the applicable equity award plans or agreements), subject to your timely execution and non-revocation of the Release and subject to any delay in payments or other modification of payment schedule as may be required to avoid subjecting you to additional taxation under Section 409A:
•Immediate vesting of a Pro-Rata Portion (as defined below) of any previously unvested time-vesting restricted stock units, restricted stock
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and stock options (with any vested stock options remaining exercisable through the original option term date); and
•Vesting at the end of the applicable performance period of a Pro-Rata Portion of any previously unvested performance stock units and performance stock, based on actual performance results for the full performance period.
As used in this Agreement, the term “Pro-Rata Portion” shall mean the pro-rata portion determined by calculating the number of days during the applicable vesting period for which you were employed prior to the Qualifying Termination, as compared to the number of days in the full vesting period. Additionally, for purposes of determining whether you have “Good Reason” during any Non-CIC Protection Period, any references in the definition of “Good Reason” to changes as compared to immediately prior to a Change in Control shall be disregarded.
For the avoidance of doubt, in the event of your Qualifying Termination on or after March 26, 2026, your then outstanding equity awards will qualify for “Qualifying Full Retirement” as defined in your equity award agreements (or such similar term providing for full retirement vesting under your equity award agreements) without regard to any notice requirements normally applicable to retirement vesting.
Any cash severance payments that you receive pursuant to this Agreement shall be in lieu of severance entitlements under the Company’s Severance Pay Plan or any other severance program maintained by the Company that would otherwise be applicable to you during the Non-CIC Protection Period. In the event of your involuntary termination of employment on or after March 31, 2028 and outside of a CIC Termination Period, you shall not be eligible for severance benefit protection under the Company’s Severance Pay Plan or any successor severance program then maintained by the Company.
In consideration of this Agreement, you agree to be subject to the restrictive covenants set forth in Section 8 of the CIC Plan, except that the applicable Protective Covenant Period for you shall be 24 months, instead of 12 months.
Except as expressly set forth in this Agreement, all other agreements between you and the Company shall remain in full force and effect. For the avoidance of doubt, this Agreement shall have no impact on any equity awards granted to you by the Company prior to February 23, 2024 or any restrictive covenants that you are subject to pursuant to such equity award grants or otherwise.
[Signature Page Follows]

We thank you for your past service and are looking forward to your continued leadership.
                    Sincerely,
L3Harris Technologies, Inc.
By:    /s/ Lewis Hay III
Name: Lewis Hay III
Title: Compensation Committee, Chair

I agree with and accept the terms and conditions of this letter:

/s/ Christopher E. Kubasik
Name: Christopher E. Kubasik
Date: February 23, 2024
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